As filed with the Securities and Exchange Commission on February 23, 2015

Registration No. 333-146235

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1

TO

FORM S–3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NPS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0439579
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

550 Hills Drive, 3rd Floor, Bedminster, New Jersey 07921

(908) 450-5300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ellen Rosenberg

Secretary

725 Chesterbrook Blvd.

Wayne, Pennsylvania 19087

(484) 595-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

George R. Bason, Jr.

William J. Chudd

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Telephone: (212) 450-4000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by NPS Pharmaceuticals, Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-3 (Registration Number 333-146235) initially filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on September 21, 2007, as amended by Amendment No. 1 thereto, filed with the SEC on October 23, 2007, and Amendment No. 2 thereto, filed with the SEC on November 5, 2007 (the “Registration Statement”), pertaining to the registration for resale of 9,191,178 shares of common stock issuable upon conversion of certain of the Company’s notes.

On January 11, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Shire Pharmaceutical Holdings Ireland Limited, a company incorporated in Ireland (“SPHIL”), Knight Newco 2, Inc. (“Purchaser”), a Delaware corporation and an indirect wholly owned subsidiary of Shire plc, a company incorporated in Jersey, Channel Islands (“Shire”), and, solely for the limited purposes set forth therein, Shire, providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company surviving as an indirect wholly owned subsidiary of Shire. The Merger became effective on February 21, 2015 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

As of the Effective Time, each share of common stock of the Company outstanding immediately prior to the Effective Time (other than any shares held as treasury stock by the Company (except for shares in certain Company benefit plans), any shares irrevocably accepted for purchase in the tender offer contemplated by the Merger Agreement and any shares with respect to which the relevant stockholders had properly exercised their appraisal rights under the Delaware General Corporation Law) was cancelled and converted into the right to receive $46.00 per share in cash, without interest and less any required withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that were registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all shares of common stock registered but unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wayne, State of Pennsylvania, on this 23rd day of February, 2015.

NPS PHARMACEUTICALS, INC.

By:	/s/ Ellen Rosenberg
Name:	Ellen Rosenberg
Title:	Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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